FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (hereinafter, this “Agreement”) dated as of April 20, 2011 by and between:

YA GLOBAL INVESTMENTS, L.P., formerly known as Cornell Capital Partners, LP (hereinafter, the “Lender”), a Cayman Islands exempt limited partnership with offices located at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07302; and

ARIEL WAY, INC. (hereinafter, the “Company”), a Florida corporation with its principal office located at 4201 Connecticut Avenue, N.W., Suite 407, Washington D.C. 20008.

Background

Reference is made to certain financing arrangements entered into by and between the Company and the Lender evidenced by, among other things, the following documents, instruments, and agreements (hereinafter, collectively, with all other documents, instruments, and agreements executed in connection therewith or related thereto, the “Financing Documents”):

(a)
Investment Agreement dated as of February 28, 2006 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “Investment Agreement”) by and among Lender, Montgomery Equity Partners, Ltd. (“Montgomery”) and the Company;

(b)
Certificate of Designation of the Series A Convertible Preferred Stock (Par Value $0.001 Per Share) of Ariel Way, Inc. dated February 28, 2006, as amended by that certain Amendment to Articles of Incorporation of Ariel Way, Inc. (Formerly Known as Certificate of Designation of the Series A Convertible Preferred Stock (Par Value $0.001 Per Share) of Ariel Way, Inc.) dated February 28, 2006 (as may be amended, modified, supplemented and/or amended and restated from time to time, the, “Certificate of Designation”), providing for the issuance by the Company of Series A Preferred Shares (the “Preferred Shares”);

(c)	Certificate No. A-1 evidencing the issuance by the Company to Lender of Ninety Six (96) Preferred Shares (“Certificate A-1”);

(d)	Certificate No. A-2 evidencing the issuance by the Company to Montgomery of Sixty Four (64) Preferred Shares (“Certificate A-2” and together with Certificate A-1, the “Certificates”);

(e)
Investor Registration Rights Agreement dated as of February 28, 2006 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “Registration Rights Agreement”) by and among Lender, Montgomery and the Company;

(f)
Amended and Restated Irrevocable Transfer Agent Instructions dated March 20, 2007 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “Transfer Agent Instructions”) by and among Lender, Montgomery, the Company, David Gonzalez, Esq. and Worldwide Stock Transfer, LLC;

(g)
Promissory Note dated August 9, 2007 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “August 2007 Promissory Note”) issued by the Company to Lender in the original principal amount of Fifteen Thousand and 00/100 Dollars;

(h)
Promissory Note dated June 13, 2007 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “June 2007 Promissory Note” and together with the August 2007 Promissory Note, the “Promissory Notes”) issued by the Company to Lender in the original principal amount of Fifty Seven Thousand and 00/100 Dollars ($57,000); and

(i)
Warrant No. AWYI-2-2 issued April 21, 2008 (as may be amended, modified, supplemented and/or amended and restated from time to time, the “April 2008 Warrant”) by the Company to YA Global to purchase up to 500,000,000 shares of common stock of the Company.

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Financing Documents.

YA Global is the successor to Montgomery and has acquired all of Montgomery’s assets, including, without limitation, Certificate A-2 and all of Montgomery’s rights, title and interest in, to and under the Investment Agreement, Registration Rights Agreement, Transfer Agent Instructions and any and all other Financing Documents to which Montgomery is a party.

One or more Events of Default have occurred and are continuing under the Financing Documents prior to the date hereof as a result of the Company’s failure to (i) pay the amounts due under the Promissory Notes upon the maturity thereof, (ii) at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon conversion of all outstanding Preferred Shares (the date on which the Company fails to reserve and keep available the full number of shares of Common Stock issuable upon conversion of all outstanding Preferred Shares, the “Reserve Failure Date”) and (iii) within thirty (30) calendar days of the Reserve Failure Date, call and hold a meeting of the shareholders for the sole purpose of increasing the number of authorized shares of Common Stock (hereinafter, collectively, the “Existing Defaults”).  The Company has requested that the Lender forbear from enforcing its rights and remedies under the Financing Documents as a result of the Existing Defaults until 5:00 P.M. (Jersey City, New Jersey time) on August 31, 2011 (hereinafter, the “Termination Date”) in order to afford the Company an opportunity to repay its obligations to the Lender, and the Lender has agreed to so forbear, but only upon the terms and conditions expressly set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Company and the Lender as follows:

Acknowledgment of Indebtedness

1.	The Company hereby acknowledges and agrees that, in accordance with the terms and conditions of the Financing Documents, it is liable to the Lender as follows:

a.	Due under August 2007 Promissory Note as of the date hereof:

Principal	$15,000.00
Interest	$6,085.00
Total	$21,085.00

b.	Due under the June 2007 Promissory Note as of the date hereof:

Principal	$57,000.00
Interest	$24,135.00
Total	$81,135.00

c.
For all interest accruing upon the principal balances of the Promissory Notes from and after the date hereof, and for all fees, redemption premiums, liquidated damages, costs, expenses, and costs of collection (including attorneys’ fees and expenses) heretofore or hereafter accrued or incurred by the Lender in connection with the Financing Documents, including, without limitation, all attorney’s fees and expenses incurred in connection with the negotiation and preparation of this Agreement and all documents, instruments, and agreements incidental hereto.

Hereinafter all amounts due as set forth in this Paragraph 1, and all amounts payable under this Agreement and the Financing Documents, shall be referred to collectively as the “Obligations”.

Waiver of Claims

2.
The Company hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Lender, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, representatives, investors, partners, members, managers, predecessors, successors, and assigns (collectively, the “Lender Parties”) and that if the Company now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Lender  Parties, or any one of them, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and the Company hereby RELEASES the Lender Parties from any liability therefor.

Ratification of Loan Documents; Cross-Default; Cross-Collateralization; Further Assurances

3.	The Company:

a.
Hereby ratifies, confirms, and reaffirms all and singular the terms and conditions of the Financing Documents.  The Company further acknowledges and agrees that the Financing Documents remain in full force and effect;

b.
Hereby ratifies, confirms, and reaffirms that (i) the obligations secured by the Financing Documents include, without limitation, the Obligations, and any future modifications, amendments, substitutions or renewals thereof, (ii) all collateral, whether now existing or hereafter acquired, granted to the Lender pursuant to the Financing Documents or otherwise shall secure all of the Obligations until full and final payment of the Obligations, and (iii) the occurrence of a default and/or event of default under any Financing Document and/or the occurrence of a Termination Event under this Agreement, shall constitute an event of default under all of the Financing Documents and a Termination Event hereunder, it being the express intent of the Company that all of the Obligations be fully cross-collateralized and cross-defaulted.  Without limiting the foregoing, and for the avoidance of doubt, in order to secure all debts, liabilities, obligations, covenants and duties owing by the Company to the Lender, whether now existing or hereafter arising, including, without limitation, the Obligations, the Company hereby grants the Lender a security interest in all of the Company’s assets, whether now existing or hereafter acquired, including, without limitation, all accounts, inventory, goods, equipment, software and computer programs, securities, investment property, equity interests in any of the Company’s subsidiaries, financial assets, deposit accounts, chattel paper, electronic chattel paper, instruments, documents, letter-of-credit rights, health-care-insurance receivables, supporting obligations, notes secured by real estate, commercial tort claims, and general intangibles, including payment intangibles, and all products and proceeds of the foregoing; and

c.
Shall, from and after the execution of this Agreement, execute and deliver to the Lender whatever additional documents, instruments, and agreements that the Lender may reasonably require in order to correct any document deficiencies, or to vest or perfect the Financing Documents and the collateral granted therein or herein more securely in the Lender and/or to otherwise give effect to the terms and conditions of this Agreement, and hereby authorizes the Lender to file any financing statements (including financing statements with a generic description of the collateral such as “all assets”), and take any other normal and customary steps, the Lender deems necessary to perfect or evidence the Lender’s security interests and liens in any such collateral.  This Agreement constitutes an authenticated record.

Conditions Precedent

4.
The Lender’s agreement to forbear as contemplated herein, shall not be effective unless and until each of the following conditions precedent have been fulfilled, all as determined by the Lender in its sole and exclusive discretion:

a.
All action on the part of the Company necessary for the valid execution, delivery, and performance by the Company of this Agreement shall have been duly and effectively taken, and the Lender shall have received from the Company: (i) copies, certified by a duly authorized officer of the Company to be true and complete as of the date hereof, of each of (A) the governing documents of the Company as in effect on the date hereof, including, without limitation, the Articles of Incorporation and the By-laws and any and all amendments thereto, (B) the resolutions of the Company authorizing the execution and delivery of this Agreement, the other documents executed in connection herewith and the Company’s performance of all of the transactions contemplated hereby, and (C) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized; and (ii) such other evidence satisfactory to the Lender that all such actions on the part of the Company have been duly and effectively taken;

b.
The Company shall have authorized, and reserved for the purpose of issuance to the Lender, not less than Three Hundred and Twelve Million (312,000,000) shares of Common Stock (the “Share Reserve”) and provided evidence of the same acceptable to the Lender in its sole and exclusive discretion;

c.	The Lender shall have received a letter agreement, substantially in the form of Exhibit A hereto, duly executed by the Company; and

d.	This Agreement shall be executed and delivered to the Lender by the Company, shall be in full force and effect and shall be in a form and substance satisfactory to the Lender.

Prohibition on Certain Actions by the Company

5.
The Company covenants and agrees that it shall not, without the express written consent of the Lender, amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Lender, including, without limitation, to make any increases to its par value or combine (by way of reverse split or otherwise) or subdivide its outstanding shares of its common stock.

Review of Public Disclosures by Outside Professionals

6.
The Company covenants and agrees that from and after the date of this Agreement, all SEC filings (including, without limitation, all filings required under the Exchange Act of 1934, which include Forms 10-Q, 10-K, 8-K, etc) and other public disclosures made by the Company, including, without limitation, all press releases, investor relations materials, and scripts of analysts meetings and calls, shall be reviewed and approved for release by the Company’s outside counsel and, if containing financial information, the Company’s independent certified public accountants.

Forbearance by Lender

7.
In consideration of the Company’s performance in accordance with this Agreement, the Lender shall forbear from enforcing the Lender’s rights and remedies as a result of the Existing Defaults, until the earlier of (i) the occurrence of a Termination Event (as defined below), or (ii) the Termination Date.  Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver by the Lender of any default or event of default, whether now existing or hereafter arising (including, without limitation, the Existing Defaults).  This Agreement shall only constitute an agreement by the Lender to forbear from enforcing its rights and remedies upon the terms and conditions set forth herein.

Termination Events

8.	The occurrence of any one or more of the following events shall constitute a termination event (hereinafter, a “Termination Event”) under this Agreement:

a.
The failure of the Company to promptly, punctually, or faithfully perform or comply with any term or condition of this Agreement as and when due, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;

b.	The determination by the Lender that any warranty or representation made by the Company in connection with this Agreement or otherwise was false or misleading in any respect;

c.
The occurrence of a materially adverse change in or to the collateral granted to the Lender under the Financing Documents and/or herein, as determined by the Lender in its sole and exclusive discretion;

d.
The failure of the Company to maintain the Share Reserve solely for the purpose of conversions by the Lender, or if, for any reason, the Lender fails to receive the requisite number of shares of Common Stock for any conversion prior to the fifth (5th) Trading Day after a Conversion Date; or

e.	The occurrence of any default and/or event of default (other than the Existing Defaults) under the Financing Documents, without regard to any grace or cure periods.

Rights Upon Occurrence of a Termination Event

9.
Upon the occurrence of any Termination Event the Lender’s agreement to forbear as set forth in this Agreement shall automatically terminate and the Lender may immediately commence enforcing its rights and remedies pursuant to this Agreement, the Financing Documents and/or otherwise under applicable law.

Costs and Expenses

10.
The Company shall reimburse the Lender on demand for any and all unreimbursed costs, expenses, and costs of collection (including attorneys’ fees and expenses) heretofore or hereafter incurred by the Lender in connection with the protection, preservation, and enforcement by the Lender of its rights and remedies under the Financing Documents and this Agreement, including, without limitation, the negotiation and preparation of this Agreement.

Representations, Warranties, and Covenants

11.	The Company hereby represents, warrants, and covenants to the Lender as follows:

a.
The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations and agreements under this Agreement and the Financing Documents are within the authority of the Company, have been duly authorized by all necessary corporate proceedings, if applicable, on behalf of the Company, and do not and will not contravene any provision of law, statute, rule or regulation to which the Company is subject or, if applicable, any of the Company’s charter, other organization papers, by-laws or any stock provision or any amendment thereof or of any agreement or other instrument binding upon the Company.

b.	This Agreement and the Financing Documents constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

c.
No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Company of this Agreement or any of the Financing Documents.

d.
The Company has performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by the Company prior to or at the time hereof, and as of the date hereof, to the best knowledge of the Company, no event of default has occurred and is continuing under any of the Financing Documents, with the sole exception of the Existing Defaults.

e.
The representations and warranties contained in the Financing Documents were true and correct in all material respects at and as of the date made and are true and correct as of the date hereof, except to the extent of changes resulting from transactions specifically contemplated or specifically permitted by this Agreement and the Financing Documents, and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date.

f.
To the best knowledge of the Company, the Company currently has no commercial tort claims (as such term is defined in the Uniform Commercial Code), and hereby covenants and agrees that in the event the Company shall hereafter hold or acquire a commercial tort claim, the Company shall immediately notify the Lender of the particulars of such claim in writing and shall grant to the Lender a security interest therein and in the proceeds thereof, upon such terms and documentation as may be satisfactory to the Lender.

g.
The Company has read and understands each of the terms and conditions of this Agreement and confirms that it is entering into this Agreement freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection, and not in reliance upon any representations, warranties, or agreements made by the Lender and not set forth in this Agreement.

Notices

12.	Any communication between the Lender and the Company shall be forwarded via certified mail, return receipt requested, or via recognized overnight courier, addressed as follows:

If to the Lender:	YA Global Investments, L.P.
101 Hudson Street, Suite 3700
Jersey City, New Jersey 07302
	Attention:	Michael Schreck
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

If to Company:	Ariel Way, Inc.
4201 Connecticut Avenue, N.W., Suite 407
Washington D.C. 20008
	Attention:	Arne Dunhem
	Telephone:	(202) 609-7756
	Facsimile:	(703) 991-0841

Waivers

13.
Non-Interference.  From and after the earlier to occur of (i) the Termination Date or (ii) the occurrence of any Termination Event, the Company agrees not to interfere with the exercise by the Lender of any of its rights and remedies.  The Company further agrees that it shall not seek to distrain or otherwise hinder, delay, or impair the Lender’s efforts to realize upon any collateral granted to the Lender, or otherwise to enforce its rights and remedies pursuant to the Financing Documents, this Agreement and/or applicable law.  The provisions of this Paragraph shall be specifically enforceable by the Lender.

14.
Automatic Stay.      The Company agrees that upon the filing of any Petition for Relief by or against the Company under the United States Bankruptcy Code, the Lender shall be entitled to immediate and complete relief from the automatic stay with respect to the Company, and Lender shall be permitted to proceed to protect and enforce its rights and remedies under state law.  The Company hereby expressly assents to any motion filed by the Lender seeking relief from the automatic stay.  The Company further hereby expressly WAIVES the protections afforded under Section 362 of the United States Bankruptcy Code with respect to the Lender.

15.
Jury Trial.      The Company and the Lender hereby make the following waiver knowingly, voluntarily, and intentionally, and understand that the other, in entering into this Agreement, is relying on such a waiver:  THE COMPANY AND THE LENDER EACH HEREBY IRREVOCABLY WAIVE ANY PRESENT OR FUTURE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE OTHER BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST SUCH PARTY OR IN WHICH SUCH PARTY IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN THE COMPANY, OR ANY OTHER PERSON, AND THE LENDER.

Entire Agreement

16.
This Agreement shall be binding upon the Company and the Company’s employees, representatives, successors, and assigns, and shall inure to the benefit of the Lender and the Lender’s successors and assigns.  This Agreement incorporates all of the discussions and negotiations between the Company and the Lender, either expressed or implied, concerning the matters included herein and in such other documents, instruments and agreements, any statute, custom, or usage to the contrary notwithstanding.  No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof.  No modification, amendment, or waiver of any provision of this Agreement, or any provision of any other document, instrument, or agreement between the Company and the Lender shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be the Lender, then by a duly authorized officer thereof.

Construction of Agreement

17.	In connection with the interpretation of this Agreement:

a.
All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of the State of New Jersey and are intended to take effect as sealed instruments.

b.	The captions of this Agreement are for convenience purposes only, and shall not be used in construing the intent of the Lender and the Company under this Agreement.

c.
In the event of any inconsistency between the provisions of this Agreement and any other document, instrument, or agreement entered into by and between the Lender and the Company, the provisions of this Agreement shall govern and control.

d.
The Lender and the Company have prepared this Agreement with the aid and assistance of their respective counsel.  Accordingly, all of them shall be deemed to have been drafted by the Lender and the Company and shall not be construed against either the Lender or the Company.

Illegality or Unenforceability

18.
Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

Counterparts

19.
This Agreement may be executed in multiple identical counterparts, each of which when duly executed shall be deemed an original, and all of which shall be construed together as one agreement.  This Agreement will not be binding on or constitute evidence of a contract between the parties hereto until such time as a counterpart has been executed by such party and a copy thereof is delivered to each other party to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Forbearance Agreement has been executed as of the date first set forth above.

YA GLOBAL INVESTMENTS, L.P.,		ARIEL WAY, INC.
f/k/a Cornell Capital Partners, LP

By:	Yorkville Advisors, LLC, its	By:
	Investment Manager	duly authorized
Name: Arne Dunhem
Title: Chairman and CEO
By:
duly authorized
Name:
Title:

EXHIBIT A

LETTER AGREEMENT